Exhibit 21.1

Name	Jurisdiction
Garrison Capital Equity Holdings I LLC	Delaware
Garrison Capital Equity Holdings II LLC	Delaware
Garrison Capital Equity Holdings III LLC	Delaware
Garrison Capital Equity Holdings IV LLC	Delaware
Garrison Capital Equity Holdings V LLC	Delaware
Garrison Capital Equity Holdings VI LLC	Delaware
Garrison Capital Equity Holdings VII LLC	Delaware
Garrison Capital Equity Holdings VIII LLC	Delaware
Garrison Capital Equity Holdings IX LLC	Delaware
Garrison Capital Equity Holdings XI LLC	Delaware
Garrison Funding 2013-2 Ltd.	Cayman Islands
Garrison Funding 2013-2 Manager LLC	Delaware
Garrison Funding 2013-2 LLC	Delaware
Garrison Funding 2016-2 Ltd.	Cayman Islands
Garrison Funding 2016-2 LLC	Delaware
GLC Trust 2013-2	Delaware
Walnut Hill II, LLC	Delaware
Forest Park II LLC	Delaware
Garrison Capital SBIC Holdco Inc.	Delaware
Garrison Capital SBIC LP	Delaware
Garrison Capital SBIC General Partner LLC	Delaware